Exhibit 99.1
Investors and Press Contact:
Kathy Bayless
Chief Financial Officer
(408) 576-2000
ir_web@komag.com
KOMAG CALLS FOR REDEMPTION
OF
2.0% CONVERTIBLE SUBORDINATED NOTES DUE 2024
For Immediate Release
SAN JOSE, Calif., March 28, 2007 — Komag, Incorporated (Nasdaq: KOMG) is calling today for redemption on April 17, 2007, all $80,500,000 principal amount of its 2.0% Convertible Subordinated Notes due 2024 (the “2.0% Notes”).
Prior to 5:00 p.m., New York City time, on April 13, 2007, holders may convert their 2.0% Notes at the conversion rate of 37.8788 shares of the Company’s common stock (the “Common Stock”) for each $1,000 principal amount of the 2.0% Notes (which is equivalent to a conversion price of approximately $26.40 per share). Cash will be paid in lieu of fractional shares. On March 27, 2007, the last reported sale price of the Common Stock on the Nasdaq Global Select Market was $33.49 per share.
Alternatively, holders may have their 2.0% Notes that have been called for redemption redeemed on April 17, 2007. Upon redemption, holders will receive a total of $1,015.65 per $1,000 principal amount of the 2.0% Notes (consisting of a redemption price of $1,011.43 per $1,000 principal amount of the 2.0% Notes, plus accrued and unpaid interest from February 1, 2007, up to but not including April 17, 2007, of approximately $4.22). Any of the 2.0% Notes called for redemption and not converted on or before 5:00 p.m., New York City time, on April 13, 2007, will be automatically redeemed on April 17, 2007, and no further interest will accrue.
A Notice of Redemption is being mailed to all registered holders of the 2.0% Notes. Copies of the Notice of Redemption may be obtained from U.S. Bank National Association, the Conversion Agent and Paying Agent, by calling Paula Oswald at (213) 615-6043. The address of U.S. Bank National Association is 633 West Fifth Street, 24th Floor, Los Angeles, CA 90071.
About Komag
Founded in 1983, Komag is a leading independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its world-class U.S. research and development center and Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag seeks to create extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as digital video recorders, game boxes and consumer electronic storage systems. More information about Komag is accessible online at www.komag.com.